UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Last Event Report): November 14, 2007

ELANDIA INTERNATIONAL INC.

(Exact name of registrant as specified in its charter)

Delaware	000-51805	71-0861848
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

1500 Cordova Road

Suite 312

Fort Lauderdale, FL 33316

(Address of principal executive offices) (Zip Code)

(954) 728-9090

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.06	Material Impairments.

As disclosed in Elandia’s Current Report on Form 8-K filed with the Securities and Exchange Commission (“SEC”) on June 28, 2007, as amended by a Current Report on Form 8-K/A filed with the SEC on September 14, 2007 (“Amendment No. 1”), as a part of Elandia’s acquisition and integration of Latin Node, Inc. (“Latin Node”) Elandia engaged in a review of Latin Node’s internal controls and legal compliance procedures within its finance and accounting departments. In connection with this review, and as part of the preparation of the financial statements included in Amendment No. 1, Elandia initiated an investigation to determine whether or not any payments by Latin Node were made in violation of the Foreign Corrupt Practices Act (the “FCPA Matter”). The investigation of the FCPA Matter is being conducted by a Special Committee of the Board of Directors of the Company. The Special Committee has retained independent legal counsel to assist in the investigation of the FCPA Matter.

On November 14, 2007, our management and Board of Directors received a preliminary oral report regarding the investigation of the FCPA Matter. The investigation has preliminarily revealed certain payments from Latin Node that may have been made in violation of the FCPA. The investigation is ongoing and there may be other payments by Latin Node that may have been made in violation of the FCPA.

As a result of the preliminary results of the investigation of the FCPA Matter, Elandia or Latin Node may be subject to fines and penalties assessed by governmental authorities, and will incur substantial expenses associated with investigating the FCPA Matter and other matters arising from the acquisition of Latin Node. Elandia has also discovered that one of Latin Node’s primary vendors has disputed the amounts owed to it by Latin Node, claiming that it was underpaid by approximately $4.4 million. The vendor, which accounted for approximately 16.1% of Latin Node’s 2007 cost of sales, has terminated its contract with Latin Node effective as of November 2, 2007. Based on the facts currently available to the Company, management believes, under generally accepted accounting principles, that a material charge to Latin Node’s goodwill for impairment is reasonably likely; however, the Company is not currently able to estimate the amount of such impairment.

The Company is in the process of assessing the impact these developments may have on its financial statements, and has commenced an evaluation of Latin Node’s goodwill in order to quantify the amount of the charge to be taken for this impairment. In order for this evaluation to be completed, Elandia may need to substantially complete its investigation of the FCPA Matter, which may not occur for some time.

Item 8.01	Other Events

Adjustments to Previously Filed Financial Information

As a result of the expected material charge to the Company’s goodwill for impairment, it is reasonably likely that the previously filed pro forma financial information and the historical financial statements of Latin Node included in Amendment No. 1 will require material adjustments. In addition, the Company is reviewing whether or not any previously filed financial statements, including the financial statements filed with the Quarterly Report on Form 10-Q for the period ended June 30, 2007, will require any similar adjustments.

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Also, due to the ongoing goodwill evaluation and the investigation of the FCPA Matter, the Company was unable to timely file its Quarterly Report on Form 10-Q for the period ended September 30, 2007.

Latin Node Management Restructuring

Effective November 19, 2007, the Board of Directors of Latin Node terminated the employment of Jorge Granados, the Chief Executive Officer of Latin Node and certain other members of senior management. These terminations are part of a restructuring of the senior management of Latin Node.

Potential Defaults Under Existing Credit Facilities

The events described in Item 2.06, above, as well as the untimely filing of our Quarterly Report on Form 10-Q for the period ended September 30, 2007, could cause defaults under our credit facilities. In addition, in the event that the Company is subject to any judgments, discovers previously undisclosed liabilities, or incurs additional charges it may cause further defaults under the credit facilities and jeopardize the Company’s access to capital.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ELANDIA INTERNATIONAL INC.

Dated: November 19, 2007	By:	/s/ Harley L. Rollins
Harley L. Rollins
Chief Financial Officer

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